Exhibit 10.1

February 18, 2016

BY HAND

Mr. Keith Cline

Re:	CEO Appointment

Mr. Cline:

On behalf of La Quinta Holdings Inc. (the “Company”), I am pleased to offer you employment with the Company as its President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). This offer, and the opportunity it represents, is extended with great confidence in your abilities, and we are excited to have you lead the Company to greater successes.

In addition to your position as President and Chief Executive Officer, you will continue to serve as member of the Board, subject to the terms of the Company’s By-Laws, and, subject to any legal limitations, the Company will nominate you for reelection to the Board upon expiration of any applicable director term that expires during your employment with the Company.

As a condition of your employment with the Company, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time. Without limiting the foregoing, you agree that during your employment with the Company, you will devote your full business time, attention, skill and best efforts to the performance of your employment duties and you are not to engage in any other business or occupation while you are employed with the Company. This will not, however, limit your ability from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities to the Company.

During your employment with the Company, the Company will provide you with the following compensation and benefits:

Base Salary: Your annual base salary shall be $750,000, subject to increase (but not decrease) as may be approved by the Compensation Committee of the Board (the “Compensation Committee”) from time to time. Your base salary will be payable in accordance with the Company’s regular payroll practices.

Annual Bonus: During each fiscal year of your employment with the Company, you will participate in the Company’s annual bonus program, as adopted by the Compensation Committee, and under which you be eligible to receive an annual incentive bonus, with a target bonus amount equal to 100% of your base salary. The actual annual bonus amount will be based upon achievement of Company and individual performance targets established by the

Compensation Committee thereof for the fiscal year to which the bonus relates, and will be paid to you in accordance with the terms of the annual bonus program at the same time bonuses are generally paid to other senior executive officers of the Company.

Long-Term Incentives: In addition to your cash compensation, you will continue to participate in the Company’s long-term incentive program in a manner consistent with other senior executive officers of the Company, and will be eligible to receive annual grants under such program in amounts and in a form determined by the Compensation Committee. For the 2016 fiscal year, your long-term incentive award will have a target value of $2.75 million.

In connection with your appointment as President and Chief Executive Officer, the Company will award you a one-time grant of Restricted Stock under the Company’s 2014 Omnibus Incentive Plan (as amended from time to time), with a grant date target value equal to $1.0 million. The Restricted Stock shall vest on the third (3rd) anniversary of the date of grant, and shall otherwise be subject to the terms of a Restricted Stock Agreement that you will be required to execute in connection with such grant (which shall be consistent with the Company’s form of Restricted Stock Agreement, as publicly filed).

Severance: As you are aware, the Company is contemplating adopting an executive severance plan in which all senior executives of the Company, including you, would participate in the event that any such plan is adopted. Subject to the terms and conditions of any such plan that may be adopted, you would generally be provided severance on a qualifying termination event of not less than two times the sum of your base salary and target bonus (the “Severance Floor”). Among other conditions set forth in any executive severance plan that may be adopted, you would be required to execute and comply with an agreement that contains covenants limiting your disclosure of confidential information and preventing you from engaging in activities that are competitive with, or that interfere with, the Company, and the payment of the severance would be conditioned upon your execution of a release of claims in favor of the Company and its affiliates (collectively, the “Covenant and Release Conditions”). Should your employment terminate prior to adoption of an executive severance plan, if such termination was by the Company without Cause or by you with Good Reason (as each term is defined in the grant agreement pertaining to your retention award of Restricted Stock, dated June 11, 2014), subject to your satisfaction of the Covenant and Release Conditions (which in the case of the applicable non-competition and non-interference covenants will not extend more than 24 months following the date of such termination), you will be entitled to severance in an amount of two times the sum of your base salary and target bonus, payable in a lump sum within 30 days from your termination. For the avoidance of doubt, however, subject to the Severance Floor, in the event that an executive severance plan is adopted, such plan would exclusively govern your severance entitlements.

Benefits: You will be eligible to participate in the various benefit plans offered by the Company from time to time, including health, insurance, retirement, vacation/PTO and other benefits, in each case, subject to the terms and conditions set forth in the applicable benefit plan.

Taxes: All of the compensation and benefits provided to you by the Company shall be subject to reduction for taxes as required by applicable law.

This letter is not intended to create an employment contract for any set period of time, rather your employment with the Company is “at will”, meaning you or the Company may terminate your employment at any time or for any reason, with or without notice. The “at will” nature of your relationship with the Company may not be modified or amended except by written agreement between you and the Board.

This letter supersedes and replaces, as applicable, any and all agreements (including any prior offer or employment letters) between you and the Company, with respect to all subject matters included in this letter.

To accept your appointment as President and Chief Executive Officer of the Company, please execute this letter where indicated below, and return the executed copy to the Company’s General Counsel. This letter may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this letter may be by actual or facsimile signature. The letter shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed entirely within such State.

We are very excited to have you continue as a part of the Company’s team. We have many exciting challenges ahead and we are confident you will make a significant contribution to our future growth.

Sincerely,

/s/ Mark Chloupek

Mark Chloupek

EVP & General Counsel

Agreed and Accepted this 18th day of February, 2016

/s/ Keith Cline
Keith Cline

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